BERRY PLASTICS COMPLETES ACQUISITION OF
CAPTIVE PLASTICS, INC.

EVANSVILLE, INDIANA, FEBRUARY 5, 2008 – Berry Plastics Corporation, an Apollo Management, L.P. and Graham Partners portfolio company, announced today that it has completed the previously announced acquisition of 100% of the outstanding common stock of Captive Holdings, Inc., the parent company of Captive Plastics, Inc. (“Captive”), a First Atlantic Capital, Ltd. portfolio company.

Captive manufactures blow-molded bottles and injection-molded closures for the food, healthcare, spirits and personal care end markets.  Captive is headquartered in Piscataway, NJ and operates 13 plants across the United States.

For additional information, please contact:

Brett Bauer
Executive VP of Strategic Corporate Development
Diane Tungate
Executive Assistant
Berry Plastics Corporation
101 Oakley Street
Evansville, IN  47710
Telephone: (812) 424-2904

About Berry Plastics
Berry Plastics is a leading manufacturer and marketer of plastic packaging products.   Berry Plastics is a major producer of a wide range of products, including open top and closed top packaging, polyethylene-based plastic films, industrial tapes, medical specialties, packaging, heat-shrinkable coatings and specialty laminates to over 13,000 customers, ranging from large multinational corporations to small local businesses. In the fiscal year ended September 30, 2007, the company had annual sales of $3.1 billion. Based in Evansville, Indiana, the company, including Captive, now has 71 manufacturing facilities worldwide and approximately 14,000 employees. For more information, please visit http://www.berryplastics.com.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.